Exhibit 5.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL	804 • 788 • 8200
FAX	804 • 788 • 8218

September 29, 2010

Board of Trustees
Hersha Hospitality Trust
44 Hersha Drive
Harrisburg, Pennsylvania 17102

Hersha Hospitality Trust
Registration Statement on Form S-3 Relating to 1,651,613 Common Shares

Gentlemen:

We have acted as counsel to Hersha Hospitality Trust, a Maryland real estate investment trust (the “Company”), in connection with the preparation and filing by the Company of a registration statement on Form S-3 (the “Registration Statement”) on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration for resale from time to time by the selling shareholders named under the section “Selling Shareholders” in the Registration Statement, as it may be amended from time to time, of up to 1,651,613 shares (the “Resale Shares”) of the Company’s Class A common shares, par value $0.01 per share (the “Common Shares”), issuable, at the Company’s option, upon redemption of units of limited partnership interest (“Units”) of Hersha Hospitality Limited Partnership, a Virginia limited partnership (the “Partnership”).

In connection with the foregoing we have examined:

(i)	the Registration Statement and the related form of prospectus included therein in the form in which it was filed with the Commission under the Securities Act;

(i)	the Articles of Amendment and Restatement of the Company, as amended and supplemented as of the date hereof (the “Charter”), as certified by the Secretary of the Company on the date hereof;

(ii)	the Bylaws of the Company (the “Bylaws”), as certified by the Secretary of the Company on the date hereof;

(iv)	resolutions adopted by the Board of Trustees of the Company (the “Board”) dated September 29, 2010, as certified by the Secretary of the Company on the date hereof;

Board of Trustees
Hersha Hospitality Trust
September 29, 2010

(v)	a certificate of the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) as to the good standing of the Company, dated as of September 27, 2010 (the “SDAT Certificate”);

(vi)	the Certificate of Limited Partnership of the Partnership, as certified by the Secretary of the Company on the date hereof;

(vii)	the Amended and Restated Agreement of Limited Partnership of the Partnership, as certified by the Secretary of the Company on the date hereof; and

(viii)	a certificate executed by the Secretary of the Company certifying as to certain factual matters as of the date hereof (the “Secretary’s Certificate”).

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents, (iii) the legal capacity of natural persons, (iv) the genuineness of all signatures and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof.

As to factual matters, we have relied upon the Secretary’s Certificate and upon certificates of public officials.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, we are of the opinion that:

1.             The Company is a real estate investment trust, duly formed and existing under the laws of the State of Maryland and is in good standing with the SDAT as of the date of the SDAT Certificate.

2.             The issuance of any Resale Shares upon redemption of Units in accordance with the terms of the Partnership Agreement has been duly authorized and, if and when issued in accordance therewith, the Resale Shares will be validly issued, fully paid and non-assessable.

Board of Trustees
Hersha Hospitality Trust
September 29, 2010

In expressing the opinions set forth above, we have assumed that any Resale Shares issuable upon redemption of the Units in accordance with the terms of the Partnership Agreement (i) will not be issued in violation of ownership limitations set forth in Article VI of the Charter, and (ii) upon issuance, the total number of Common Shares issued and outstanding will not exceed the total number of Common Shares the Company is then authorized to issue under the Charter.

We do not purport to express an opinion on any laws other than the Maryland REIT Law.  Our opinion in paragraph 1 above is based solely on our review of the SDAT Certificate.  We express no opinion as to the applicability or effect of any state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers or fraudulent conveyances.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.  We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading “Legal Matters” therein.  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter.  The opinions expressed in this letter speak only as of its date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that might hereafter arise or be brought to our attention.

Very truly yours,

/s/ Hunton & Williams LLP